EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-218408 and No. 333-204545 on Form S-8, and No. 333-254526 on Form S-3 of Community West Bancshares (formerly known as Central Valley Community Bancorp) of our report dated March 9, 2023 relating to the consolidated balance sheet of Central Valley Community Bancorp as of December 31, 2022 and the consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2022 appearing in the Annual Report on Form 10-K/A of Community West Bancshares for the year ended December 31, 2023.

/s/ Crowe LLP

Sacramento, California
October 1, 2024